EXHIBIT 1.01

Investor Relations Monish Bahl CDC Software 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

Ross Systems Announces New Version of Ross ERP Which Pushes Role-based Content Directly to the User

ATLANTA – Aug. 16, 2011 – Ross Systems, Inc., a subsidiary of CDC Software Corporation, announced today the general availability of Ross ERP 6.4.4, a new version featuring the initial release of Enterprise Viewer a new user interface allowing users to define content within Ross that they can follow to improve productivity and efficiency at their jobs, while increasing customer service and satisfaction levels.

The new Enterprise Viewer in Ross ERP allows users to configure their own views by subscribing to functional “widgets” that follow specific information pertinent to their role. In Enterprise Viewer, a widget is a program that displays specific information regarding customers and products such as Orders Due to Ship Today, Sales By Customer, Outstanding Balances, and Inventory Availability. In the initial release of Enterprise Viewer, the widgets are customer or product-based information, with additional widgets such as supplier and recipe-based information planned in future Service Packs.

In addition, the user can select multiple widgets and configure the individual widgets and how they are arranged and displayed within the Enterprise Viewer. When opening Enterprise Viewer, the user’s personal widgets automatically display up-to-date information that can be viewed in grid-based or graphical formats and can be expanded or collapsed. The Enterprise Viewer also lets users access the information they need without having to navigate through additional screens, thereby saving time and more quickly meeting the needs of customers.

Ross ERP 6.4.4 also supports Microsoft .NET 4.0 which provides the foundation for Ross Systems to deliver its next generation of products recently announced at its Ross Enterprise SIG conference in May 2011. At that conference, Ross Systems announced its plans to deliver its next generation suite of ERP applications which are expected to add new functionality, improved interoperability, increased collaborative capabilities, enhanced usability and significant new mobile features.

“The latest version of Ross ERP uniquely pushes the relevant daily content workers need to follow onto their screens for easy viewing as compared to most ERP systems where you have to manually query to retrieve the information,” said Sherri Rodriguez, president of Ross Systems. “Workers can access information without having to navigate through additional screens, which not only saves time but also helps them deliver timely information to their customers. Ross 6.4.4 is the latest new product which illustrates our continuing commitment to develop innovative solutions that we feel differentiate us in the marketplace by allowing us to specifically address our customer’s distinct industry requirements.”

About Ross Systems

Ross Systems is a subsidiary of CDC Software (NASDAQ: CDCS), a global enterprise software provider of on-premise and cloud deployments.. Ross Systems offers an on-premise ERP suite of solutions called Ross Enterprise and a cloud version of its ERP solutions called Ross in the Cloud. Ross’ ERP solutions can help manufacturers increase operational efficiencies, improve profitability, strengthen customer relationships and streamline regulatory compliance. Ross solutions offer industry-specific functionality for a variety of industries including food and beverage, life sciences, chemicals, metals and building materials. The comprehensive suite of solutions include functionality in ERP, financials, inventory control, manufacturing, track and trace, maintenance management, process planning, purchasing, sales order process, vendor management inventory and business analytics. For more information on Ross solutions, please visit: www.rossinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to Ross 6.4.4.0, including the planned development and launch thereof, our expectations regarding the features and benefits and additional functionalities thereof, our plans with respect to the delivery of Ross 6.4.4.0, including the timing thereof, the phases in which the delivery is expected to be accomplished and the components to be included in each such phase, our expectations regarding the potential benefits of Ross 6.4.4.0 to customers, our beliefs and expectations regarding the low total cost of ownership of Ross ERP and Ross 6.4.4.0, statements regarding our expectations for the next generation of Ross ERP products, including the timing, features and benefits thereof, statements regarding our continuing commitment to develop new solutions, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current plans and expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of Ross Enterprise solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise solutions; development of new functionalities which would allow process manufacturers to compete more effectively; changes in the type of information required to compete in the process manufacturing industry; and the potential financial and business impact of any litigation in which Ross Systems may be involved. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on June 1, 2010, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future results.